EXHIBIT 16.1



SIEGEL  SMITH LLP [Letterhead]


Securities And Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Siegel Smith LLP. have been the independent certified public accountants of American Inflatables, Inc., (the "Company") for the years ending December 31 2000 and 1999. We understand that we are being replaced as the independent accountants of American Inflatables, Inc. We have read American Inflatables, Inc.'s statements included under Item 4 of its Form 8-K dated April 10, 2002, and we agree with such statements.


/s/ Siegel  Smith LLP
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Siegel  Smith LLP
Solana Beach, CA  92075
April 10, 2002